UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name: Franklin Alternative Strategies Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code):

One Franklin Parkway

San Mateo, CA 94403-1906

Telephone Number (including area code):  (650) 312-2000

Name and address of agent for service of process:

Craig S. Tyle, Esq.

One Franklin Parkway

San Mateo, CA 94403-1906

With copies of Notices and Communications to:

            Bruce G. Leto, Esq.

            Stradley Ronon Stevens & Young, LLP

            2600 One Commerce Square

            Philadelphia, PA 19103

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES [X]                       NO [  ]

SIGNATURE

            Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of San Mateo and the State of California on the 6th day of December, 2011.

Franklin Alternative Strategies Funds

(REGISTRANT)

By: /s/ David P. Goss

David P. Goss

Vice President

Attest:  /s/ Steven J. Gray

Steven J. Gray

Secretary